                                   EXHIBIT 11


DIODES INCORPORATED AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

                                                          Year Ended December 31,
                                                 -----------------------------------------
                                                    1999           2000           2001
                                                 -----------    -----------    -----------
Net income for earnings per share computation    $ 5,569,000    $14,895,000    $   124,000
                                                 ===========    ===========    ===========
BASIC

Weighted average number of common shares
  outstanding during the year                      7,625,277      8,070,960      8,144,090
                                                 ===========    ===========    ===========
Basic earnings per share                         $      0.73    $      1.85    $      0.02
                                                 ===========    ===========    ===========
DILUTED
Weighted average number of common shares
  outstanding used in calculating basic
  earnings per share                               7,625,277      8,070,960      8,144,090

Add additional shares issuable upon exercise
  of stock options                                   578,891      1,150,989        736,513
                                                 -----------    -----------    -----------

Weighted average number of common shares
  used in calculating diluted earnings
  per share                                        8,204,168      9,221,949      8,880,603
                                                 ===========    ===========    ===========

Diluted earnings per share                       $      0.68    $      1.62    $      0.01
                                                 ===========    ===========    ===========


                                       70